AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of December 12, 2007, is by and between Elizabeth Plaza ("Purchaser"), and Pharma-Bio Serv, Inc. (the “Company”).

WITNESSETH

WHEREAS, Purchaser has entered into a Securities Purchase Agreement dated December 12, 2007 (the “SPA”) pursuant to which Purchaser has agreed to purchase warrants to purchase an aggregate of Four Hundred Sixty Six Thousand, Six Hundred and Sixty Seven (466,667) shares of common stock, par value $0.0001 (the “Warrants”) of the Company in consideration for $0.77 per Warrant, which shall be payable by the issuance of a promissory note (the “Notes”) to each of the sellers (the “Sellers”).

WHEREAS, the closing of the sale and purchase of the Warrants is conditioned on the Company obtaining a National Minority Supplier Development Council Minority-Controlled Certification (“Certification”) extending beyond December 31, 2007.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the parties hereto as follows:

1.    Agreement to Exercise Warrants. Upon the terms and conditions herein contained, Purchaser hereby agrees to exercise the Warrants simultaneously with the closing of the SPA and directs that the Company pays an aggregate of Three Hundred Fifty Nine Thousand, Three Hundred and Thirty Three Dollars and Fifty Nine Cents ($359,333.59) of the payment due to the Purchaser by the Company on January 25, 2008 pursuant to the Agreement and Plan of Merger dated January 25, 2006 among Lawrence Consulting Group Inc., PBSV, Purchaser and Plaza Acquisition Corp. to each of the Sellers in the respective amounts set forth on Schedule A of the SPA. Purchaser shall exercise warrants by completing the Purchase Form attached to each of the certificates evidencing the Warrants and submitting the completed Purchase Forms to the Company.

2.    Issuance of the Warrants. The Company hereby agrees to issue and deliver the New Warrants (as defined in the SPA) to the Purchaser and to the Sellers as provided in Section 2.5 of the SPA.

3.    Authorization; Enforcement. The Purchaser has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the Notes to each of the Sellers, in accordance with the terms of the SPA, (ii) this Agreement has been duly executed and delivered by the Purchaser, and (iii) this Agreement and each of the Notes constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

4.    No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby (including, without limitation, the issuance of the Notes to the Sellers pursuant to the SPA) will not violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, note, bond, indenture or other instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Purchaser is subject) applicable to the Purchaser. the Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

5.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

6.    Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested to the address or facsimile set forth on the signature page hereto. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven days after deposit thereof in the United States mail.

7.    Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the parties. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

8.    Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

9.    Jurisdiction. The parties submit to the jurisdiction of the Courts of the County of New York, State of New York or a Federal Court empaneled in the State of New York for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

/s/ Elizabeth Plaza
ELIZABETH PLAZA
Suite 110 Mendez Vigo 373
Dorado, PR 00646
Facsimile: (787) 796-5168

PHARMA-BIO SERV, INC.

By:/s/ Elizabeth Plaza
Name: Elizabeth Plaza
Title: President and CEO
373 Mendez Vigo, Suite 100
Dorado, Puerto Rico 00646
Facsimile: (787) 796-5168